MEMORANDUM

FT 13120

File No. 333-296694

The Prospectus and the Indenture filed with Amendment No. 1 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of Securities on August 27, 2026 and to set forth certain statistical data based thereon. In addition, there are a number of other changes described below.

THE PROSPECTUS

Cover Page	The date of the Trust has been completed.
Summary of Essential Information	The Summary of Essential Information has been completed.
Fee Table	The Fee Table has been completed.
Report of Independent Registered Public Accounting Firm	The Report of Independent Registered Public Accounting Firm has been completed.
Statement of Net Assets	The Statement of Net Assets has been completed.
Schedule of Investments	The Schedule of Investments has been completed.
Back Cover	The date of the Prospectus and file number has been completed.

THE TRUST AGREEMENT AND STANDARD TERMS AND CONDITIONS OF TRUST

The Trust Agreement has been conformed to reflect the execution thereof.

/s/ CHAPMAN AND CUTLER LLP

August 27, 2026